Exhibit 99.1
For Immediate Release

Investar Holding Corporation Announces Record Revenues Following Second Acquisition in 2017

BATON ROUGE, LA (January 25, 2018) – Investar Holding Corporation (NASDAQ: ISTR) (the “Company”), the holding company for Investar Bank (the “Bank”), today announced financial results for the quarter ended December 31, 2017. The Company reported net income of $2.3 million, or $0.25 per diluted common share, for the fourth quarter of 2017, compared to $2.1 million, or $0.24 per diluted common share, for the quarter ended September 30, 2017, and $1.8 million, or $0.26 per diluted common share, for the quarter ended December 31, 2016.

On a non-GAAP basis, core earnings per share in the fourth quarter of 2017 were $0.35 and $0.34 per basic and diluted common share, respectively (refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics).

On December 22, 2017, President Trump signed “H.R.1,” referred to as the Tax Cuts and Jobs Act, which, among other items, reduces the federal corporate tax rate to 21% effective January 1, 2018. As a result, the Company was required to revalue its deferred tax assets and liabilities to account for the future impact of a lower corporate tax rate. The revaluation of the Company’s deferred tax assets and liabilities resulted in a one-time charge to income tax expense of approximately $0.3 million, which resulted in a reduction in diluted earnings per share for the fourth quarter of 2017 of approximately $0.03. The Company’s final analysis and write-down will be based on a number of factors, including completion of the Company’s 2017 consolidated tax return.

The Company’s balance sheet and statement of income as of and for the three and twelve months ended December 31, 2017 include the impact of the Company’s acquisition of BOJ Bancshares, Inc. and its wholly-owned subsidiary, The Highlands Bank (together “BOJ”), which was completed on December 1, 2017 and the acquisition of Citizens Bancshares, Inc. and its wholly-owned subsidiary, Citizens Bank (together “Citizens”), which was completed on July 1, 2017. As of the acquisition date, BOJ operated five branch locations and had approximately $152 million in total assets, including approximately $104 million in loans, and approximately $126 million in deposits. As of the acquisition date, Citizens operated three branch locations and had approximately $250 million in total assets, including approximately $130 million in loans, and approximately $212 million in deposits. The assets acquired and liabilities assumed have been recorded at fair value and are subject to refinement for up to one year after the closing date of the acquisition as additional information becomes available.
Investar Holding Corporation President and Chief Executive Officer John D’Angelo said:
“The fourth quarter was another exciting quarter for Investar. We completed the acquisition of BOJ Bancshares, Inc. and its wholly-owned subsidiary, The Highlands Bank, on December 1, 2017, which was our second acquisition in 2017. We expect to complete the integration of the branch and operating systems in the first quarter of 2018.
Despite the effects of the Tax Cuts and Jobs Act on the fourth quarter results, we believe the Company, as well as its shareholders, will benefit from lower corporate tax rates in 2018 and beyond. Additionally, with the completion of two acquisitions in 2017, our results are strong as we head into 2018, and we look forward to recognizing the benefits of the acquisitions in the coming year. We have built a great team of experienced members focused on growing relationships with our customers and look forward to 2018 as the opportunities to continue to grow revenues and expand our customer base remain strong.”
Fourth Quarter Highlights

•
Total revenues, or interest and noninterest income, for the quarter ended December 31, 2017 totaled $16.9 million, an increase of $1.3 million, or 8.5%, compared to September 30, 2017, and an increase of $5.0 million, or 41.6%, compared to December 31, 2016.

•
Total loans increased $148.3 million, or 13.4%, to $1.3 billion at December 31, 2017, compared to $1.1 billion at September 30, 2017, and increased $365.4 million, or 40.9%, compared to $893.4 million at December 31, 2016. Excluding loans acquired in the BOJ acquisition, or $100.0 million, total loans increased $48.2 million, or 4.3%, to $1.2 billion at December 31, 2017, compared to $1.1 billion at September 30, 2017. Excluding loans acquired in both the BOJ and Citizens acquisitions, or $217.5 million, total loans increased $147.9 million, or 16.6%, to $1.0 billion at December 31, 2017, compared to $893.4 million at December 31, 2016.

•
The business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $407.8 million at December 31, 2017, an increase of $65.2 million, or 19.0%, compared to the business lending portfolio of $342.6 million at September 30, 2017, and an increase of $142.0 million, or 53.4%, compared to the business lending portfolio of $265.8 million at December 31, 2016.

•
Noninterest-bearing deposits increased $41.5 million, or 23.7%, to $216.6 million at December 31, 2017, compared to $175.1 million at September 30, 2017, and increased $108.2 million, or 99.8%, compared to $108.4 million at December 31, 2016. Excluding noninterest-bearing deposits acquired in the BOJ acquisition, or $34.0 million, noninterest-bearing deposits increased $7.4 million, or 4.2%, to $182.6 million at December 31, 2017 compared to $175.1 million at September 30, 2017. Excluding noninterest-bearing deposits acquired in both the BOJ and Citizens acquisitions, or $77.5 million, noninterest-bearing deposits increased $30.7 million, or 28.3%, to $139.1 million at December 31, 2017, compared to $108.4 million at December 31, 2016.

•
Net interest margin increased fifteen basis points to 3.55% for the quarter ended December 31, 2017, compared to 3.40% for the quarter ended September 30, 2017, and increased thirty-five basis points from 3.20% for the quarter ended December 31, 2016. Exclusive of interest income accretion of $0.2 million in both the quarters ended December 31, 2017 and September 30, 2017, and a $40,000 interest recovery in the quarter ended December 31, 2017, net interest margin increased fourteen basis points to 3.48% for the quarter ended December 31, 2017 compared to 3.34% for the quarter ended September 30, 2017, and increased twenty-eight basis points from 3.20% for the quarter ended December 31, 2016.

•
Cost of deposits increased one basis point to 0.92% for the quarter ended December 31, 2017, compared to 0.91% for the quarter ended September 30, 2017, but decreased six basis points compared to 0.98% for the quarter ended December 31, 2016.

•	The Company completed the acquisition of BOJ on December 1, 2017. The conversion of branch and operating systems is expected to be completed during the first quarter of 2018.

•	The Company repurchased 10,463 shares of its common stock through its stock repurchase program at an average price of $23.08 during the quarter ended December 31, 2017.

Loans
Total loans were $1.3 billion at December 31, 2017, an increase of $148.3 million, or 13.4%, compared to September 30, 2017, and an increase of $365.4 million, or 40.9%, compared to December 31, 2016. Included in total loans at December 31, 2017 is $100.0 million, or 7.9% of the total loan portfolio, of loans acquired from BOJ. Exclusive of loans acquired from BOJ, total loans at December 31, 2017 increased $48.2 million, or 4.3%, compared to $1.1 billion at September 30, 2017. Exclusive of loans acquired from BOJ and Citizens, or $217.5 million, total loans increased $147.9 million, or 16.6%, compared to December 31, 2016.
The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Loans
	12/31/2017	9/30/2017	12/31/2016	$	%	$	%	12/31/2017	12/31/2016
Mortgage loans on real estate
Construction and development	$157,667	$122,501	$90,737	$35,166	28.7%	$66,930	73.8%	12.5%	10.2%
1-4 Family	276,922	252,003	177,205	24,919	9.9	99,717	56.3	22.0	19.8
Multifamily	51,283	50,770	42,759	513	1.0	8,524	19.9	4.1	4.8
Farmland	23,838	14,130	8,207	9,708	68.7	15,631	190.5	1.9	0.9
Commercial real estate
Owner-occupied	272,433	217,369	180,458	55,064	25.3	91,975	51.0	21.6	20.2
Nonowner-occupied	264,931	245,053	200,258	19,878	8.1	64,673	32.3	21.0	22.4
Commercial and industrial	135,392	125,230	85,377	10,162	8.1	50,015	58.6	10.8	9.6
Consumer	76,313	83,465	108,425	(7,152)	(8.6)	(32,112)	(29.6)	6.1	12.1
Total loans	1,258,779	1,110,521	893,426	148,258	13.4%	365,353	40.9%	100%	100%
Construction and development loans were $157.7 million at December 31, 2017, an increase of $35.2 million, or 28.7%, compared to $122.5 million at September 30, 2017, and an increase of $66.9 million, or 73.8%, compared to $90.7 million at December 31, 2016. The increase in the construction and development portfolio at December 31, 2017 compared to September 30, 2017 is partly attributable to the $21.5 million balance of these loans acquired from BOJ. The increase in this portfolio compared to December 31, 2016 is primarily a result of organic growth in the Company’s Baton Rouge market where our lenders have great experience and long-standing relationships with local developers.
One-to-four family loans were $276.9 million at December 31, 2017, an increase of $24.9 million, or 9.9%, compared to $252.0 million at September 30, 2017, and an increase of $99.7 million, or 56.3%, compared to $177.2 million at December 31, 2016. The increase in the 1-4 family portfolio is primarily a result of the approximately $79.4 million balance at December 31, 2017 of 1-4 family loans acquired from both BOJ and Citizens.
Owner-occupied commercial real estate loans were $272.4 million at December 31, 2017, an increase of $55.1 million, or 25.3%, compared to $217.4 million at September 30, 2017, and an increase of $92.0 million, or 51.0%, compared to $180.5 million at December 31, 2016. The increase in the owner-occupied portfolio is primarily a result of the approximately $37.7 million of these loans acquired from both BOJ and Citizens.
At December 31, 2017, the Company’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $407.8 million, an increase of $65.2 million, or 19.0%, compared to the business lending portfolio of $342.6 million at September 30, 2017, and an increase of $142.0 million, or 53.4%, compared to the business lending portfolio of $265.8 million at December 31, 2016. Included in the business lending portfolio at December 31, 2017 is $71.1 million of loans acquired from BOJ and Citizens. The Company continues to focus on relationship banking and growing its commercial loan portfolio.
Consumer loans, including indirect auto loans of $55.9 million, totaled $76.3 million at December 31, 2017, a decrease of $7.2 million, or 8.6%, compared to $83.5 million, including indirect auto loans of $64.1 million, at September 30, 2017, and a decrease of $32.1 million, or 29.6%, compared to $108.4 million, including indirect auto loans of $92.1 million, at December 31, 2016. Excluding consumer loans acquired from BOJ, or $1.9 million, consumer loans decreased $9.0 million, or 10.8%, compared to September 30, 2017. Excluding consumer loans acquired from BOJ and Citizens, or $9.3 million, consumer loans decreased $41.4 million, or 38.2%, compared to December 31, 2016. The decrease in consumer loans is attributable to the scheduled paydowns of this portfolio and is consistent with our business strategy.

Credit Quality
While the Company’s internal focus has been directed toward managing growth and the integration of its recent acquisitions, its commitment to credit quality remains strong. Nonperforming loans were $3.7 million, or 0.29% of total loans, at December 31, 2017, an increase of $1.5 million compared to $2.2 million, or 0.20% of total loans, at September 30, 2017, and an increase of $1.7 million compared to $2.0 million at December 31, 2016. The increase in nonperforming loans at December 31, 2017 compared to September 30, 2017 and December 31, 2016 is mainly attributable to the acquisition of $1.7 million and $0.7 million of nonperforming loans from BOJ and Citizens, respectively.
The allowance for loan losses was $7.9 million, or 214.43% and 0.63% of nonperforming and total loans, respectively, at December 31, 2017, compared to $7.6 million, or 349.64% and 0.68%, respectively, at September 30, 2017, and $7.1 million, or 356.16% and 0.79%, respectively, at December 31, 2016. As a result of the acquisitions of BOJ and Citizens, the Company is holding acquired loans that are carried net of a fair value adjustment for credit and interest rate marks and are only included in the allowance calculation to the extent that the reserve requirement exceeds the fair value adjustment.
The provision for loan losses was $0.4 million for the quarters ended December 31, 2017, September 30, 2017, and December 31, 2016.
Deposits
Total deposits at December 31, 2017 were $1.2 billion, an increase of $123.9 million, or 11.2%, compared to September 30, 2017, and an increase of $317.5 million, or 35.0%, compared to December 31, 2016. The Company acquired $126.1 million and $212.2 million in deposits from the BOJ and Citizens acquisitions, respectively. Exclusive of deposits acquired from BOJ, total deposits decreased $2.2 million, or 0.2%, compared to September 30, 2017. Exclusive of deposits acquired from BOJ and Citizens, total deposits decreased $11.2 million, or 1.2%, compared to December 31, 2016. The decrease in deposits, exclusive of acquired deposits, at December 31, 2017 compared to December 31, 2016 is primarily due to a decrease in time deposits of $62.3 million, or 13.8%, resulting from the Bank’s strategy to decrease its dependence on non-retail certificates of deposit.

The following table sets forth the composition of the Company’s deposits as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Deposits
	12/31/2017	9/30/2017	12/31/2016	$	%	$	%	12/31/2017	12/31/2016
Noninterest-bearing demand deposits	$216,599	$175,130	$108,404	$41,469	23.7%	$108,195	99.8%	17.7%	11.9%
NOW accounts	208,683	192,503	171,556	16,180	8.4	37,127	21.6	17.0	18.9
Money market deposit accounts	146,140	147,096	123,079	(956)	(0.6)	23,061	18.7	11.9	13.6
Savings accounts	117,372	103,017	52,860	14,355	13.9	64,512	122.0	9.6	5.8
Time deposits	536,443	483,616	451,888	52,827	10.9	84,555	18.7	43.8	49.8
Total deposits	$1,225,237	$1,101,362	$907,787	$123,875	11.2%	$317,450	35.0%	100.0%	100.0%
Financial Results for the Quarter Ended December 31, 2017
The financial results for the quarter ended December 31, 2017 reflect the acquisition of BOJ beginning December 1, 2017. The acquisition of BOJ added five branch locations in East and West Feliciana Parishes with total assets of approximately $152 million, total loans of $104 million, and total deposits of $126 million. During the quarter ended December 31, 2017, the Company recognized $0.8 million in expenses related to the acquisition activity during the year.
On December 22, 2017, President Trump signed the Tax Cuts and Jobs Act, which, among other items, reduces the federal corporate tax rate to 21% effective January 1, 2018. As a result, the Company was required to revalue its deferred tax assets and liabilities to account for the future impact of a lower corporate tax rate. The revaluation of the Company’s deferred tax assets and liabilities resulted in a one-time charge to income tax expense of approximately $0.3 million, which caused a $0.03 reduction in diluted earnings per share for the quarter.

Net Interest Income
Net interest income for the fourth quarter of 2017 totaled $12.8 million, an increase of $1.3 million, or 11.1%, compared to the third quarter of 2017, and an increase of $4.0 million, or 46.0%, compared to the fourth quarter of 2016. Included in net interest income for the quarters ended December 31, 2017 and September 30, 2017 is $0.2 million of interest income accretion from the acquisition of loans during those quarters. The increase in net interest income was primarily driven by growth in loan and securities balances partially offset by an increase in interest expense as we funded the increase in earning assets with increased deposits and borrowings. Net interest income for the fourth quarter of 2017 increased $3.5 million and $1.4 million due to increases in the volume and yield, respectively, of interest-earning assets, offset slightly by decreases of $0.6 million and $0.3 million due to the increases in the volume and rate, respectively, of interest-bearing liabilities compared to the fourth quarter of 2016.
The Company’s net interest margin was 3.55% for the quarter ended December 31, 2017 compared to 3.40% for the quarter ended September 30, 2017 and 3.20% for the quarter ended December 31, 2016. The yield on interest-earning assets was 4.42% for the quarter ended December 31, 2017 compared to 4.26% for the quarter ended September 30, 2017 and 4.04% for the quarter ended December 31, 2016. The increase in net interest margin at December 31, 2017 compared to both September 30, 2017 and December 31, 2016 was driven by an increase in interest-earning assets and the yields earned on those assets, and an increase in the volume of lower cost deposits, partially resulting from the acquisitions of both BOJ and Citizens. Exclusive of the interest income accretion from the acquisition of loans, discussed in the preceding paragraph, as well as a $40,000 interest recovery in the quarter ended December 31, 2017, net interest margin was 3.48% for the quarter ended December 31, 2017 compared to 3.34% for the quarter ended September 30, 2017 and 3.20% for the quarter ended December 31, 2016. The yield on interest-earning assets was 4.35% at December 31, 2017 compared to 4.20% and 4.04% for the quarters ended September 30, 2017 and December 31, 2016, respectively.
The cost of deposits increased one basis point to 0.92% for the quarter ended December 31, 2017 compared to 0.91% for the quarter ended September 30, 2017 and decreased six basis points compared to 0.98% at December 31, 2016. The decrease in the cost of deposits when compared to the quarter ended December 31, 2016 is a result of a decrease in the cost of savings deposits and time deposits. The overall costs of funds for the quarter ended December 31, 2017 increased two basis points to 1.07% compared to 1.05% for the quarter ended September 30, 2017 and increased eight basis points compared to 0.99% for the quarter ended December 31, 2016. The increase in the cost of deposits and cost of funds at December 31, 2017 compared to September 30, 2017 is mainly a result of an increase in the cost of time deposits and short term borrowings. The increase in the cost of funds at December 31, 2017 compared to December 31, 2016 is mainly attributable to the increase in long term borrowings resulting from the Company’s issuance and sale, on March 24, 2017, of $18.6 million in aggregate principal amount of its 6.00% Fixed-to-Floating Rate Subordinated Notes due in 2027.
Noninterest Income
Noninterest income for the fourth quarter of 2017 totaled $1.0 million, a decrease of $0.2 million, or 17.6%, compared to the third quarter of 2017, and an increase of $0.1 million, or 7.4%, compared to the fourth quarter of 2016. The decrease in noninterest income when compared to the quarter ended September 30, 2017 is due to a $0.2 million decrease in gain on sale of fixed assets.
Noninterest Expense
Noninterest expense for the fourth quarter of 2017 totaled $9.6 million, an increase of $0.5 million, or 5.3%, compared to the third quarter of 2017, and an increase of $3.0 million, or 45.5%, compared to the fourth quarter of 2016. The increase in noninterest expense compared to the quarters ended September 30, 2017 and December 31, 2016 is mainly attributable to the increases in both salaries and employee benefits and acquisition expense. The increase in salaries and employee benefits is a result of the increase in employees following the BOJ and Citizens acquisitions, as well as the addition of four commercial lenders in the Baton Rouge, New Orleans and Lafayette markets, and a Community Development Officer and Treasury Management Sales Officer in the New Orleans market during the quarter ended September 30, 2017. The increase in acquisition expense was a result of the Citizens acquisition that was completed on July 1, 2017 and the BOJ acquisition that was completed on December 1, 2017.
Basic Earnings Per Share and Diluted Earnings Per Common Share
The Company reported both basic and diluted earnings per common share of $0.25 for the quarter ended December 31, 2017, a decrease of $0.01 compared to basic and diluted earnings per common share of $0.26 for the quarter ended December 31, 2016. The decrease in both basic and diluted earnings per share is attributable to the Company’s issuance of approximately 1.6 million common shares as part of a public offering on March 22, 2017, the issuance of approximately 0.8 million common shares as consideration in the acquisition of BOJ, the $0.8 million in acquisition expenses, and the $0.3 million charge to income tax expense as a result of the Tax Cuts and Jobs Act recognized during the quarter ended December 31, 2017.

Taxes
The Company recorded income tax expense of $1.5 million for the quarter ended December 31, 2017, which equates to an effective tax rate of 39.5%, an increase from the effective tax rates of 32.6% and 31.5% for the quarters ended September 30, 2017 and December 31, 2016, respectively. The income tax expense for the quarter ended December 31, 2017 includes a one-time charge of $0.3 million as a result of the revaluation of the Company’s deferred tax assets and liabilities required following the enactment of the Tax Cuts and Jobs Act. The Company’s final analysis and write-down will be based on a number of factors, including completion of the Company’s 2017 consolidated tax return. Management expects the Company’s effective tax rate to approximate 20% beginning in 2018, mainly as a result of the Tax Cuts and Jobs Act.
About Investar Holding Corporation
Investar Holding Corporation, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, a state chartered bank. The Company’s primary market is South Louisiana and it currently operates 20 full service banking offices located throughout its market. At December 31, 2017, the Company had 258 full-time equivalent employees.
Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible equity to tangible assets,” “tangible book value per common share,” “core noninterest income,” “core earnings before noninterest expense,” “core noninterest expense,” “core earnings before income tax expense,” “core income tax expense,” “core earnings,” “core efficiency ratio,” “core return on average assets,” “core return on average equity,” “core basic earnings per share,” and “core diluted earnings per share.” Management believes these non-GAAP financial measures provide information useful to investors in understanding the Company’s financial results, and the Company believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting the Company’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and the Company strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

•	business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate;

•	our ability to achieve organic loan and deposit growth, and the composition of that growth;

•	changes (or the lack of changes) in interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing;

•	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;

•	our dependence on our management team, and our ability to attract and retain qualified personnel;

•	changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers;

•	inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates;

•	the concentration of our business within our geographic areas of operation in Louisiana;

•	concentration of credit exposure; and

•	the ability to effectively integrate employees, customers, operations and branches from our recent acquisitions of Citizens and BOJ.

In addition, forward-looking statement and estimates regarding the effects of the Tax Cuts and Jobs Act are based on our current interpretation of this legislation and may change as a result of additional implementation guidance, changes in assumptions, potential future refinements of or revisions to calculations and completion of the Company’s 2017 consolidated tax return.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Item 1A. “Risk Factors” and in the “Special Note Regarding Forward-Looking Statements” in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

For further information contact:
Investar Holding Corporation
Chris Hufft
Chief Financial Officer
(225) 227-2215
Chris.Hufft@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	12/31/2017	9/30/2017	12/31/2016	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$15,967	$14,442	$11,062	10.6%	44.3%
Total interest expense	3,150	2,904	2,281	8.5	38.1
Net interest income	12,817	11,538	8,781	11.1	46.0
Provision for loan losses	395	420	375	(6.0)	5.3
Total noninterest income	962	1,167	896	(17.6)	7.4
Total noninterest expense	9,608	9,122	6,603	5.3	45.5
Income before income taxes	3,776	3,163	2,699	19.4	39.9
Income tax expense	1,492	1,032	851	44.6	75.3
Net income	$2,284	$2,131	$1,848	7.2	23.6

AVERAGE BALANCE SHEET DATA
Total assets	$1,534,917	$1,437,929	$1,147,835	6.7%	33.7%
Total interest-earning assets	1,434,164	1,346,455	1,087,645	6.5	31.9
Total loans	1,169,686	1,073,800	889,814	8.9	31.5
Total interest-bearing deposits	957,847	927,014	798,250	3.3	20.0
Total interest-bearing liabilities	1,171,884	1,101,112	917,085	6.4	27.8
Total deposits	1,147,782	1,100,226	904,310	4.3	26.9
Total stockholders’ equity	160,485	152,186	113,917	5.5	40.9

PER SHARE DATA
Earnings:
Basic earnings per share	$0.25	$0.24	$0.26	4.2%	(3.8)%
Diluted earnings per share	0.25	0.24	0.26	4.2	(3.8)
Core Earnings(1):
Core basic earnings per share(1)	0.35	0.29	0.25	20.7	40.0
Core diluted earnings per share(1)	0.34	0.29	0.25	17.2	36.0
Book value per share	18.15	17.56	15.88	3.4	14.3
Tangible book value per share(1)	16.06	16.04	15.42	0.1	4.2
Common shares outstanding	9,514,926	8,704,562	7,101,851	9.3	34.0
Weighted average common shares outstanding - basic	8,981,014	8,702,559	7,017,213	3.2	28.0
Weighted average common shares outstanding - diluted	9,052,213	8,797,517	7,090,500	2.9	27.7

PERFORMANCE RATIOS
Return on average assets	0.59%	0.59%	0.65%	—%	(9.2)%
Core return on average assets(1)	0.81	0.70	0.61	15.7	32.8
Return on average equity	5.65	5.55	6.51	1.8	(13.2)
Core return on average equity(1)	7.77	6.61	6.15	17.5	26.3
Net interest margin	3.55	3.40	3.20	4.4	10.9
Net interest income to average assets	3.31	3.18	3.04	4.1	8.9
Noninterest expense to average assets	2.48	2.52	2.28	(1.6)	8.8
Efficiency ratio(2)	69.73	71.80	68.23	(2.9)	2.2
Core efficiency ratio(1)	63.73	66.49	69.11	(4.2)	(7.8)
Dividend payout ratio	12.38	12.26	4.65	1.0	166.2
Net charge-offs to average loans	0.01	0.01	0.08	—	(87.5)

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expenses divided by the sum of net interest income (before provision for loan losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	12/31/2017	9/30/2017	12/31/2016	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.46%	0.41%	0.52%	12.2%	(11.5)%
Nonperforming loans to total loans	0.29	0.20	0.22	45.0	31.8
Allowance for loan losses to total loans	0.63	0.68	0.79	(7.4)	(20.3)
Allowance for loan losses to nonperforming loans	214.43	349.64	356.16	(38.7)	(39.8)

CAPITAL RATIOS
Investar Holding Corporation:
Total equity to total assets	10.64%	10.35%	9.73%	2.8%	9.4%
Tangible equity to tangible assets(1)	9.53	9.54	9.48	(0.1)	0.5
Tier 1 leverage ratio	10.66	10.13	10.10	5.2	5.5
Common equity tier 1 capital ratio(2)	11.71	11.97	11.40	(2.2)	2.7
Tier 1 capital ratio(2)	12.20	12.27	11.75	(0.6)	3.8
Total capital ratio(2)	14.17	14.46	12.47	(2.0)	13.6
Investar Bank:
Tier 1 leverage ratio	11.63	11.21	10.03	3.7	16.0
Common equity tier 1 capital ratio(2)	13.31	13.58	11.67	(2.0)	14.1
Tier 1 capital ratio(2)	13.31	13.58	11.67	(2.0)	14.1
Total capital ratio(2)	13.90	14.23	12.39	(2.3)	12.2

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for December 31, 2017

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	December 31, 2017	September 30, 2017	December 31, 2016
ASSETS
Cash and due from banks	$19,619	$17,942	$9,773
Interest-bearing balances due from other banks	10,802	30,566	19,569
Federal funds sold	—	—	106
Cash and cash equivalents	30,421	48,508	29,448

Available for sale securities at fair value (amortized cost of $220,077, $228,980, and $166,258, respectively)	217,564	227,562	163,051
Held to maturity securities at amortized cost (estimated fair value of $17,947, $19,311, and $19,612, respectively)	17,997	19,306	20,091
Loans, net of allowance for loan losses of $7,891, $7,605, and $7,051, respectively	1,250,888	1,102,916	886,375
Other equity securities	9,798	7,744	5,362
Bank premises and equipment, net of accumulated depreciation of $7,825, $7,362, and $6,751, respectively	37,540	33,705	31,722
Other real estate owned, net	3,837	3,830	4,065
Accrued interest receivable	4,688	4,147	3,218
Deferred tax asset	1,294	2,604	2,868
Goodwill and other intangible assets, net	19,926	13,271	3,234
Bank-owned life insurance	23,231	8,140	7,201
Other assets	5,550	4,690	2,325
Total assets	$1,622,734	$1,476,423	$1,158,960

LIABILITIES
Deposits
Noninterest-bearing	$216,599	$175,130	$108,404
Interest-bearing	1,008,638	926,232	799,383
Total deposits	1,225,237	1,101,362	907,787
Advances from Federal Home Loan Bank	166,658	162,700	82,803
Repurchase agreements	21,935	24,892	39,087
Subordinated debt	18,168	18,157	—
Junior subordinated debt	5,792	3,609	3,609
Other borrowings	—	—	1,000
Accrued taxes and other liabilities	12,215	12,827	11,917
Total liabilities	1,450,005	1,323,547	1,046,203

STOCKHOLDERS’ EQUITY
Preferred stock, no par value per share; 5,000,000 shares authorized	—	—	—
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 9,514,926, 8,704,562, and 7,101,851 shares outstanding, respectively	9,515	8,705	7,102
Surplus	131,582	113,458	81,499
Retained earnings	33,203	31,508	26,227
Accumulated other comprehensive loss	(1,571)	(795)	(2,071)
Total stockholders’ equity	172,729	152,876	112,757
Total liabilities and stockholders’ equity	$1,622,734	$1,476,423	$1,158,960

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended			For the twelve months ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
INTEREST INCOME
Interest and fees on loans	$14,407	$12,893	$10,103	$47,863	$39,380
Interest on investment securities	1,428	1,399	898	5,055	3,565
Other interest income	132	150	61	428	207
Total interest income	15,967	14,442	11,062	53,346	43,152

INTEREST EXPENSE
Interest on deposits	2,233	2,137	1,970	8,050	7,182
Interest on borrowings	917	767	311	2,779	1,231
Total interest expense	3,150	2,904	2,281	10,829	8,413
Net interest income	12,817	11,538	8,781	42,517	34,739

Provision for loan losses	395	420	375	1,540	2,079
Net interest income after provision for loan losses	12,422	11,118	8,406	40,977	32,660

NONINTEREST INCOME
Service charges on deposit accounts	293	281	79	767	343
Gain on sale of investment securities, net	50	27	15	292	443
(Loss) gain on sale of fixed assets, net	(57)	160	14	127	1,266
(Loss) gain on sale of other real estate owned, net	(5)	37	2	27	13
Gain on sale of loans, net	—	—	92	—	405
Servicing fees and fee income on serviced loans	329	352	449	1,482	2,087
Other operating income	352	310	245	1,120	911
Total noninterest income	962	1,167	896	3,815	5,468
Income before noninterest expense	13,384	12,285	9,302	44,792	38,128

NONINTEREST EXPENSE
Depreciation and amortization	556	542	383	1,865	1,493
Salaries and employee benefits	5,486	5,136	3,901	18,681	15,609
Occupancy	324	317	252	1,150	995
Data processing	521	446	373	1,690	1,488
Marketing	151	124	70	422	386
Professional fees	224	263	295	950	1,261
Customer reimbursements	—	—	—	—	584
Acquisition expenses	819	824	—	1,868	—
Other operating expenses	1,527	1,470	1,329	5,716	4,823
Total noninterest expense	9,608	9,122	6,603	32,342	26,639
Income before income tax expense	3,776	3,163	2,699	12,450	11,489
Income tax expense	1,492	1,032	851	4,248	3,609
Net income	$2,284	$2,131	$1,848	$8,202	$7,880

EARNINGS PER SHARE
Basic earnings per share	$0.25	$0.24	$0.26	$0.96	$1.11
Diluted earnings per share	$0.25	$0.24	$0.26	$0.96	$1.10
Cash dividends declared per common share	$0.03	$0.03	$0.01	$0.10	$0.04

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	December 31, 2017			September 30, 2017			December 31, 2016
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$1,169,686	$14,407	4.89%	$1,073,800	$12,893	4.76%	$889,814	$10,103	4.50%
Securities:
Taxable	203,011	1,221	2.39	203,407	1,193	2.33	138,985	707	2.02
Tax-exempt	35,060	207	2.34	34,659	206	2.36	30,898	191	2.45
Interest-bearing balances with banks	26,407	132	1.98	34,589	150	1.72	27,948	61	0.87
Total interest-earning assets	1,434,164	15,967	4.42	1,346,455	14,442	4.26	1,087,645	11,062	4.04
Cash and due from banks	22,520			22,626			7,845
Intangible assets	15,655			13,283			3,237
Other assets	70,254			63,007			56,361
Allowance for loan losses	(7,676)			(7,442)			(7,253)
Total assets	$1,534,917			$1,437,929			$1,147,835

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$348,573	$608	0.69	$337,846	$604	0.71	$281,500	$485	0.68
Savings deposits	105,896	138	0.52	102,331	139	0.54	53,219	87	0.65
Time deposits	503,378	1,487	1.17	486,837	1,394	1.14	463,531	1,398	1.20
Total interest-bearing deposits	957,847	2,233	0.92	927,014	2,137	0.91	798,250	1,970	0.98
Short-term borrowings	135,126	430	1.26	122,456	367	1.19	99,169	246	0.98
Long-term debt	78,911	487	2.45	51,642	400	3.07	19,666	65	1.31
Total interest-bearing liabilities	1,171,884	3,150	1.07	1,101,112	2,904	1.05	917,085	2,281	0.99
Noninterest-bearing deposits	189,935			173,212			106,060
Other liabilities	12,613			11,419			10,773
Stockholders’ equity	160,485			152,186			113,917
Total liability and stockholders’ equity	$1,534,917			$1,437,929			$1,147,835
Net interest income/net interest margin		$12,817	3.55%		$11,538	3.40%		$8,781	3.20%

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the twelve months ended
	December 31, 2017			December 31, 2016
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$1,013,502	$47,863	4.72%	$862,340	$39,380	4.55%
Securities:
Taxable	180,769	4,265	2.36	129,251	2,878	2.22
Tax-exempt	32,427	790	2.44	27,171	687	2.52
Interest-bearing balances with banks	28,524	428	1.50	26,196	207	0.79
Total interest-earning assets	1,255,222	53,346	4.25	1,044,958	43,152	4.12
Cash and due from banks	15,534			7,463
Intangible assets	8,892			3,231
Other assets	61,387			54,951
Allowance for loan losses	(7,368)			(6,891)
Total assets	$1,333,667			$1,103,712

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$317,755	$2,223	0.70	$257,888	$1,690	0.65
Savings deposits	78,444	446	0.57	52,753	353	0.67
Time deposits	456,690	5,381	1.18	439,423	5,139	1.17
Total interest-bearing deposits	852,889	8,050	0.94	750,064	7,182	0.95
Short-term borrowings	129,109	1,430	1.11	108,339	956	0.88
Long-term debt	47,922	1,349	2.81	23,092	275	1.19
Total interest-bearing liabilities	1,029,920	10,829	1.05	881,495	8,413	0.95
Noninterest-bearing deposits	147,856			97,948
Other liabilities	10,782			11,793
Stockholders’ equity	145,109			112,476
Total liability and stockholders’ equity	$1,333,667			$1,103,712
Net interest income/net interest margin		$42,517	3.39%		$34,739	3.32%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	December 31, 2017	September 30, 2017	December 31, 2016
Tangible common equity
Total stockholders’ equity	$172,729	$152,876	$112,757
Adjustments:
Goodwill	17,086	11,357	2,684
Core deposit intangible	2,740	1,814	450
Trademark intangible	100	100	100
Tangible common equity	$152,803	$139,605	$109,523
Tangible assets
Total assets	$1,622,734	$1,476,423	$1,158,960
Adjustments:
Goodwill	17,086	11,357	2,684
Core deposit intangible	2,740	1,814	450
Trademark intangible	100	100	100
Tangible assets	$1,602,808	$1,463,152	$1,155,726

Common shares outstanding	9,514,926	8,704,562	7,101,851
Tangible equity to tangible assets	9.53%	9.54%	9.48%
Book value per common share	$18.15	$17.56	$15.88
Tangible book value per common share	16.06	16.04	15.42

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

		Three months ended
		December 31, 2017	September 30, 2017	December 31, 2016
Net interest income	(a)	$12,817	$11,538	$8,781
Provision for loan losses		395	420	375
Net interest income after provision for loan losses		12,422	11,118	8,406

Noninterest income	(b)	962	1,167	896
Gain on sale of investment securities, net		(50)	(27)	(15)
Loss (gain) on sale of other real estate owned, net		5	(37)	(2)
Loss (gain) on sale of fixed assets, net		57	(160)	(14)
Gain on sale of loans, net		—	—	(92)
Core noninterest income	(d)	974	943	773

Core earnings before noninterest expense		13,396	12,061	9,179

Total noninterest expense	(c)	9,608	9,122	6,603
Acquisition expense		(819)	(824)	—
Core noninterest expense	(f)	8,789	8,298	6,603

Core earnings before income tax expense		4,607	3,763	2,576
Core income tax expense(1)		1,462	1,228	811
Core earnings		3,145	2,535	1,765

Core basic earnings per share		0.35	0.29	0.25

Diluted earnings per share (GAAP)		$0.25	$0.24	$0.26
Gain on sale of investment securities, net		—	—	—
Loss (gain) on sale of other real estate owned, net		—	—	—
Loss (gain) on sale of fixed assets, net		—	(0.01)	—
Gain on sale of loans, net		—	—	(0.01)
Acquisition expense		0.06	0.06	—
One-time charge to income tax expense		0.03	—	—
Core diluted earnings per share		$0.34	$0.29	$0.25

Efficiency ratio	(c) / (a+b)	69.73%	71.80%	68.23%
Core efficiency ratio	(f) / (a+d)	63.73%	66.49%	69.11%
Core return on average assets(2)		0.81%	0.70%	0.61%
Core return on average equity(2)		7.77%	6.61%	6.15%
Total average assets		$1,534,917	$1,437,929	$1,147,835
Total average stockholders’ equity		160,485	152,186	113,917

(1) Core income tax expense is calculated using the actual effective tax rate prior to the one-time charge of $0.3 million to tax expense as a result of the Tax Cuts and Jobs Act of 31.7% for the quarter ended December 31, 2017, and the actual effective tax rate of 32.6%, and 31.5% for the quarters ended September 30, 2017, and December 31, 2016, respectively.

(2) Core earnings used in calculation. No adjustments were made to average assets or average equity.